Exhibit 10.1
June 12, 2026

Garry Neil

Re: Changes to your Employment Agreement

Dear Garry Neil,

I am writing to confirm our understanding regarding certain changes to the terms of your employment with Avalo Therapeutics, Inc. (the “Company”). This letter (the “Amendment”) amends the existing employment letter agreement, dated January 30, 2020 , as amended on February 18, 2022 (together, the “Employment Agreement”), by and between you and the Company. This Amendment will be effective as of June 12, 2026 (the “Amendment Effective Date”). All capitalized terms used herein but not otherwise defined shall have the meaning given to such terms in the Employment Agreement.

1.    Amendments to Employment Agreement.

a.    Section 7(c) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“(c) Without Cause. Your employment may be terminated by the Company without Cause (other than for death or Disability) immediately upon written notice by the Company. Upon a termination without Cause, subject to your compliance with the obligations in Sections 8, 9 and 10 hereof, the Company shall pay to you the following payments and benefits: (i) the Accrued Benefits; (ii) if not yet paid, your earned but unpaid bonus for the fiscal year preceding the year in which such termination occurs, based upon the achievement of Company goals as determined by the Compensation Committee of the Company’s Board, payable when such annual bonuses are paid to other executive employees of the Company; (iii) continued payment of your base salary as in effect immediately prior to your termination, payable in substantially equal installments over a period of eighteen (18) consecutive months following such termination; (iv) your annual bonus earned in the year in which the termination occurs, based upon the achievement of Company goals as determined by the Compensation Committee of the Company’s Board, prorated to reflect your completed days of employment during such year, payable when such annual bonuses are paid to other executive employees of the Company (but in no event later than March 15 of the calendar year following the year in which the termination occurs); (v) solely for options granted prior to the Amendment Effective Date, full vesting of such options awarded by the Company, and you will have twelve (12) months to exercise from the date of such termination any vested options you hold as of the date of termination; and (vi) if you timely elect and remain eligible for continued health insurance coverage under federal COBRA law or, if applicable, state insurance laws, the Company will pay to the group health plan provider or the COBRA provider a monthly payment equal to the amount the Company would have paid to you had you remained employed by the Company, until the earliest of (x) the eighteen-month anniversary of your termination; (y) expiration of your continuation coverage under COBRA; or (z) the date when you are eligible for substantially equivalent health insurance; provided, that the first payment pursuant to clause (iii) shall be made on the first payroll period after the sixtieth (60th) day following such termination and shall include payment of any amounts that would otherwise be due prior thereto; provided, however, the Company has the right to terminate its payment pursuant to clause (vi) and instead pay you a lump sum amount equal to the applicable COBRA premium multiplied by the number of months remaining in the specified period if the Company determines in its discretion that continued payment of the COBRA premiums is or may be discriminatory under Section 105(h) of the Internal Revenue Code.”

b.    Section 7 of the Employment Agreement is hereby amended by adding a new Section 7(e) at the end thereof as follows:

“(e) Without Cause or For Good Reason in Connection with a Change in Control. In the event of your termination in the period beginning three months prior to a Change in Control and ending on the twelve month anniversary following a Change in Control, such term as defined in the Company’s Fourth Amended and Restated 2016 Equity Incentive Plan, as amended (the “Plan”), (A) by the Company without Cause (other than for death or Disability), or (B) by you for Good Reason, then subject to your compliance with the obligations in Sections 8, 9 and 10 hereof and in lieu of the benefits described in Sections 7(c) and 7(d) above, the Company shall pay to you the following payments and benefits: (i) the Accrued Benefits; (ii) if not yet paid, your earned but unpaid bonus for the fiscal year preceding the year in which such termination occurs, based upon the achievement of Company goals as determined by the Compensation Committee of the Company’s Board, payable when such annual bonuses are paid to other executive employees of the Company; (iii) the sum of (x) 1.5x your base salary as in effect immediately prior to your termination and (y) 1.0x your annual target bonus in the year in which the termination occurs; (iv) your annual target bonus earned in the year in which the termination occurs, based upon the achievement of Company goals as determined by the Compensation Committee of the Company’s Board, prorated to reflect your completed days of employment during such year, payable when such annual bonuses are paid to other employees of the Company; (v) full acceleration of all outstanding and unvested time-based equity awards, which shall become fully vested and exercisable or nonforfeitable as of the later of (x) the date of termination or (y) the effective date of the General Release, and any vested options shall remain exercisable for twelve months following the date of such termination; and (vi) if you timely elect and remain eligible for continued health insurance coverage under federal COBRA law or, if applicable, state insurance laws, the Company will pay to the group health plan provider or the COBRA provider a monthly payment equal to the amount the Company would have paid to you had you remained employed by the Company, until the earliest of (x) the eighteen-month of your termination; (y) expiration of your continuation coverage under COBRA; or (z) the date when you are eligible for substantially equivalent health insurance; provided, however, the Company has the right to terminate its payment pursuant to clause (vi) and instead pay you a lump sum amount equal to the applicable COBRA premium multiplied by the number of months remaining in the specified period if the Company determines in its discretion that continued payment of the COBRA premiums is or may be discriminatory under Section 105(h) of the Internal Revenue Code. The payments pursuant to clauses (i)-(iii) shall be made promptly after the closing of the Change in Control or your termination, whichever is later (provided, however, solely to the extent such termination of employment occurs during the three-month period prior to the Change in Control, (A) the amounts payable under this Section 7(e) shall be reduced by the amount of any payments previously paid pursuant to Sections 7(c) or (d) and (B) payment of the amounts under Section (iii)(x) above shall continue to be paid in installments to the extent required under Code Section 409A. Notwithstanding anything to the contrary herein, in the Plan or applicable award agreement, in the event of a Change in Control, all outstanding and unvested time-based equity awards held by you immediately prior to the Change in Control (including any replacement, substitute or successor awards issued in respect thereof in connection with the Change in Control), to the extent not previously vested in accordance with their terms of clause (v) above, shall become fully vested and exercisable or nonforfeitable (as applicable) upon the first anniversary of the Change in Control, provided that you remain continuously employed by the Company or its successor through such first anniversary.”
c.    The following section shall be added to the end of the Employment Agreement:

“ 20. Additional Limitations.
(a) Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to you, or for your benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which you become subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in you receiving a higher After Tax Amount (as defined below) than what you would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Code Section 409A; (2) cash payments subject to Code Section 409A;

(3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).
For purposes of this Section, the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state and local income, excise, employment and social security taxes imposed on you as a result of your receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, you shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes and social security taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes (if any) that could be obtained from deduction of such state and local taxes.
(b) The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to this section shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”) prior to the closing of the Change in Control, which shall provide detailed supporting calculations both to you and the Company within fifteen (15) business days of the date of termination, if applicable, or at such earlier time as is reasonably requested by you or the Company. Any determination by the Accounting Firm shall be binding upon you and the Company.”
2.    No Termination for Good Reason. You acknowledge and agree that accepting the amendments herein shall not constitute grounds for a termination by you for Good Reason for purposes of the Employment Agreement.

3.    No Other Changes. Except as amended herein, the Employment Agreement is in all other respects hereby in full force and effect and is hereby confirmed.

4.    Entire Agreement. This Amendment, together with the Employment Agreement, constitutes the entire understanding and agreement of the parties with respect to the transactions contemplated herein and supersedes all prior and contemporaneous understandings and agreements, whether written or oral, with respect to such transactions.

5.    Governing Law. This Amendment shall be governed by and construed in accordance with the law of the State of Delaware without regard to conflicts of law principles thereof.

6.    Counterparts. This Amendment may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Amendment and all of which, when taken together, will be deemed to constitute one and the same agreement.

[Signature Page Follows.]

IN WITNESS WHEREOF, each of the parties hereto has executed this Amendment as of the Effective Date.

AVALO THERAPEUTICS, INC.:

By:    /s/ Christopher Sullivan
Name:    Christopher Sullivan
Title: Chief Financial Officer
Date: June 12, 2026

EXECUTIVE:

/s/ Garry Neil
Executive: Garry Neil
Date: June 12, 2026